Exhibit 107.1

Calculation of Filing Fee Table

Form S-3

(Form Type)

Edison International

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	Subordinated Debt Securities	(2)	(1)	(1)	(1)	(2)	(2)

		Total Offering Amounts				N/A		N/A

		Total Fees Previously Paid						N/A

		Net Fee Due						N/A

(1)	An unspecified aggregate offering price of the subordinated debt securities is being registered as may from time to time be offered, reoffered or resold, at indeterminate prices.
(2)

The Registrant elects to rely on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the subordinated debt securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of subordinated debt securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.